CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK OF
OWLET, INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), Owlet, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY THAT:

1.The Second Amended and Restated Certificate of Incorporation of the Company (as amended from time to time, the “Certificate of Incorporation”), authorizes the issuance of 1,100,000,000 shares of capital stock, consisting of 1,000,000,000 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”);

2.Pursuant to the provisions of the Certificate of Incorporation, the board of directors of the Company (the “Board”) is authorized to fix by resolution or resolutions the designations and the powers, including voting powers, if any, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, and to fix the number of shares constituting any such series; and

3.Pursuant to the authority conferred upon the Board by the Certificate of Incorporation, a duly authorized committee of the Board adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Preferred Stock:”

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby authorized, and the number of shares to be included in such series, and the powers (including voting powers), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of Preferred Stock included in such series, shall be as follows:

1.Number and Designation. This series of Preferred Stock shall be designated as the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of the Company, and the authorized number of shares (the “Series A Preferred Shares”) so designated shall initially be 30,000 shares. Each share of Series A Preferred Stock shall have a par value of $0.0001 per share. Capitalized terms used herein without definition shall have the meanings assigned thereto in the preamble above or in Section 9.

2.Ranking. The Series A Preferred Stock shall, with respect to dividend rights, rights of redemption and rights upon a Liquidation Event (as defined below), (i) rank senior to the Common Stock, and to all other classes or series of equity securities of the Company established hereafter, except for any such other class or series of equity securities the terms of which expressly provide that it ranks on parity with or senior to the Series A Preferred Stock with respect to dividend rights, rights of redemption or rights upon a Liquidation Event (the securities described in this clause (i), including the Common Stock, the “Junior Securities”), (ii) rank on parity with each class or series of equity securities of the Company established hereafter, the terms of which expressly provide that it ranks on parity with the Series A Preferred Stock with respect to dividend rights, rights of redemption and rights upon a Liquidation Event (the securities described in this clause (ii), the “Parity Securities”) and (iii) rank junior to each class or series of equity securities of the Company established hereafter, the terms of which expressly provide that it ranks senior to the Series A Preferred Stock with respect to dividend rights, rights of redemption and rights upon a Liquidation Event (the securities described in this clause (iii), the “Senior Securities”). The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any options, warrants and any other rights exercisable into, exchangeable for or convertible into any Junior Securities, Parity Securities or Senior Securities, as the case may be. The Series A Preferred Shares shall have no stated maturity and will not be subject to any sinking fund.

3.Dividends. The Company shall not declare, pay or set aside any dividends on shares of Common Stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock ) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation, Bylaws or this Certificate of Designation) the holders of the Series A Preferred Shares then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the product of (a) the dividend payable on each share of Common Stock multiplied by (b) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock to Common Stock hereunder, in each case calculated on the record date for determination of holders entitled to receive such dividend. If a dividend is payable solely in shares of Common Stock, the Series A Conversion Rate shall be adjusted in accordance with Section 7. In addition, any redemption, repurchase or other acquisition of shares of Common Stock by the Company shall be excluded from this Section 3.

4.Liquidation Preference.

(a)Preferential Payments. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company or a Deemed Liquidation Event (each, a “Liquidation Event”), (x) before any payment or distribution of the Company’s assets (whether capital or surplus) shall be made to or set apart for the holders of any Junior Securities and (y) after the payment of all claims of and liabilities to the Company’s creditors and any liquidation preferences payable on any Senior Securities, each holder of Series A Preferred Shares shall be entitled to receive, and the Company shall pay to each such holder to the extent the Company has assets or proceeds thereof available an amount per share of Series A Preferred Stock equal to the greater of (i) the Series A Liquidation Preference and (ii) the consideration per share of Series A Preferred Stock as would have been payable had all Series A Preferred Shares been converted into Common Stock pursuant to Section 5 (without giving effect to any Individual Holder Share Cap) immediately prior to such Liquidation Event, plus, in each case of clauses (i) and (ii), the aggregate amount of all declared but unpaid dividends thereon to the date of final distribution to the holders of Series A Preferred Stock (such amount, the “Liquidation Amount”). Notwithstanding anything to the contrary in this Certificate of Designation, the calculation of the Liquidation Amount on an as-converted to Common Stock basis shall not give effect to any

Individual Holder Share Cap and to the extent it is deemed under applicable law that such Individual Holder Share Cap would reduce the Liquidation Amount payable to such holder of Preferred Shares, the holder of such Preferred Shares subject to such reduction shall instead be entitled to receive the fair market value (as determined by the Board acting in good faith) of such reduced amount in the form of cash and such cash consideration will be deemed to be part of the Liquidation Amount and a cash settlement thereof. After payment in full of the entire Liquidation Amount, such holders shall not be entitled to any further participation in any distribution of assets of the Company. If, upon any Liquidation Event, the Company’s assets, or proceeds thereof, distributable to the holders of Series A Preferred Stock and any Parity Securities are insufficient to pay the full Liquidation Amount in respect of all outstanding Series A Preferred Shares and Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and any Parity Securities ratably in proportion to the respective amounts that would be payable on all outstanding Series A Preferred Shares and Parity Securities if all such amounts were paid in full.

(b)Payments to Holders of Junior Securities. After the Liquidation Amount has been paid on all outstanding Series A Preferred Shares and any Parity Securities, as provided in this Section 4, the holders of Junior Securities shall, subject to the terms and conditions (if any) applicable to the Junior Securities, be entitled to receive any and all assets remaining to be paid or distributed, and holders of Series A Preferred Stock shall not be entitled to share therein.

(c)Fundamental Change. A Fundamental Change shall be deemed to be a Liquidation Event (a “Deemed Liquidation Event”) unless the holders of at least a majority of the outstanding Series A Preferred Shares elect otherwise by written notice to the Company prior to the effective date of any such event. In the event of a Deemed Liquidation Event, the Company shall cause the holders of the Series A Preferred Shares to receive the Liquidation Amount at the closing of such transaction or otherwise at the same time as the applicable consideration is to be received by the holders of Common Stock in the manner described in Section 4(a).

(d)Whenever the distribution provided for in this Section 4 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value (as determined by the Board acting in good faith) of such securities or property. If the holders of Common Stock are given an opportunity to make an election with respect to the type or amount of consideration to receive in a Liquidation Event, then the holders of the Series A Preferred Shares will receive the same notice, time and opportunity to make an election as the holders of the Common Stock.

5.Optional Conversion.

(a)Subject to the provisions of this Section 5, each holder of Series A Preferred Shares has the right, at any time and from time to time from the Series A Original Issue Date, at such holder’s option, to convert all or any portion of its Series A Preferred Shares into such number of fully paid and non-assessable shares of Common Stock as is determined by the number of Series A Preferred Shares so converted multiplied by the Series A Conversion Rate.

(b)Optional Conversion Procedures.

(i)In order for a holder of Series A Preferred Stock to voluntarily convert Series A Preferred Shares into shares of Common Stock, such holder shall:

(A)provide written notice to the Company at its principal office that such holder elects to convert all or any number of such holder’s Series A Preferred Shares (such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued); and

(B)only if such holder’s shares are certificated, surrender the certificate or certificates for such Series A Preferred Shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Company; provided, that, if required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorized in writing.

(ii)The close of business on the date of receipt by the Company of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date.

(iii)The Company shall, as soon as practicable after the Conversion Time, cause (1) the issuance and delivery to such holder of Series A Preferred Shares, or to such holder’s nominees, documentation of the book entry for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and documentation of the book entry for the number (if any) of the Series A Preferred Shares represented by the surrendered certificate that were not converted into Common Stock and (2) pay in cash such amount as provided in Section 5(d) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c)All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

(d)In connection with the conversion of any Series A Preferred Shares, no fractional shares of Common Stock shall be issued after aggregating all of the Series A Preferred Shares of each series held by such holder. In lieu thereof the Company shall pay a cash adjustment (rounded to the nearest cent) in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price on the day on which such Series A Preferred Shares are deemed to have been converted.

(e)From the Conversion Time, in lieu of dividends on such Series A Preferred Stock pursuant to Section 3, such Series A Preferred Stock shall participate equally and ratably with the holders of Common Stock in all dividends paid on Common Stock as if such Series A Preferred Shares had been converted to shares of Common Stock at the Conversion Time, as the case may be; provided, however, for the avoidance of doubt, dividends shall not be paid to such holder of Series A Preferred Stock as if such Series A Preferred Shares had been converted to shares of Common Stock to the extent such holder is entitled to receive such dividends pursuant to Section 3. Any accrued or declared but unpaid dividends on the Series A Preferred Shares at the Conversion Time shall be paid with respect to the converted Series A Preferred Shares at the earlier of: (i) the payment of such dividends with respect to other Series A Preferred Shares or (ii) the payment of such dividends with respect to the Common Stock.

(f)Notwithstanding the foregoing or anything else in this Certificate of Designation to the contrary but subject to the last sentence of this Section 5(f), unless and until the Company shall have obtained the Requisite Stockholder Approval, no shares of Common Stock will be issued or delivered upon conversion of any Series A Preferred Stock of any holder, and no Series A Preferred Stock of any holder will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility would result in such holder becoming the beneficial owner of shares of Common Stock outstanding at such time in excess of such holder’s Individual Holder Share Cap (the “Conversion Restriction”). Any purported delivery of shares of Common Stock upon conversion of the Series A Preferred Stock will be void and have no effect to the extent, but only to the extent, that such delivery would result in any holder becoming the beneficial owner of shares of Common Stock outstanding at such time in excess of such holder’s Individual Holder Share Cap. For the avoidance of doubt, a holder may effect a conversion of its shares of Series A Preferred Stock pursuant to this Section 5 up to such holder’s Individual Holder Share Cap, in each case subject to the other applicable requirements of this Certificate of Designation. If any consideration otherwise due upon the conversion of any Series A Preferred Stock pursuant to this Section 5 is not delivered as a result of the Conversion Restriction, then the Company’s obligation to deliver such consideration will not be extinguished, and the Company will deliver such consideration as soon as reasonably practicable after such delivery will not contravene the Conversion Restriction, including by a holder of Series A Preferred Stock providing written evidence that its beneficial ownership is such that additional shares of Common Stock issuable upon conversion of the Series A Preferred Stock may be delivered without contravening the Conversion Restriction. The satisfaction by a holder of Series A Preferred Stock, of the requirements set for in Section 5(b)(i) to convert such Series A Preferred Stock will be deemed to be a representation by such holder to the Company that the settlement of such conversion in full and without regard to this Section 5(f) will not contravene the Conversion Restriction. Notwithstanding anything to the contrary in this Certificate of Designation, to the extent this Section 5(f) is deemed to conflict with Sections 4(a) or 6(e), the provisions of Section 4(a) and or 6(e), as applicable, shall control.

6.Mandatory Conversion or Redemption by Holders of Series A Preferred Shares.

(a)At any time from and after the five-year anniversary of the Series A Original Issue Date, the holders of at least a majority of the then-outstanding Series A Preferred Shares may specify a date and time or the occurrence of an event by vote or written consent (in any case, subject to Section 6(b)) that all, and not less than all, outstanding Series A Preferred

Shares shall automatically be: (i) converted into shares of Common Stock at the Series A Conversion Rate in effect at the date and time of such conversion (with such date and time so specified deemed to be the Conversion Time) (the “Mandatory Conversion”), (ii) subject to compliance with the agreements governing the then-outstanding Indebtedness of the Company and to the extent permitted by applicable law, redeemed by the Company (the “Mandatory Redemption”) for an amount per share equal to the Series A Original Issue Price plus all accrued or declared but unpaid dividends (the “Series A Redemption Price”) as of a specified redemption date and time (the “Redemption Time”); or (iii) any combination thereof (collectively, the “Mandatory Exit Event”); provided that in the case of a Mandatory Redemption, the holders of the Series A Preferred Shares shall have the right as set forth herein to convert all or any portion of the Series A Preferred Shares to Common Stock pursuant to Section 5 before such redemption. For the avoidance of doubt, a holder of Series A Preferred Shares cannot require the redemption of their Series A Preferred Shares unless subject to a Mandatory Redemption as set forth above.

(b)The Company shall send written notice of any Mandatory Exit Event (including the applicable Conversion Time or Redemption Time) to all holders of the Series A Preferred Shares at least 10 Business Days prior to the applicable Conversion Time or Redemption Time. Any such holder that complies with the requirements of Section 5 to convert their Series A Preferred Shares prior to the applicable Conversion Time or Redemption Time will not have their Series A Preferred Shares become subject to the Mandatory Exit Event.

(c)In the event any Series A Preferred Shares are required to be redeemed by the Company hereunder, then as a condition to receiving the applicable Series A Redemption Price, each holder of Series A Preferred Shares shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, and thereupon the Series A Redemption Price for such shares shall be payable to the holder of the redeemed Series A Preferred Shares.

(d)Mandatory Conversion Procedures.

(i)Each holder of Series A Preferred Shares subject to Mandatory Conversion which are in certificated form shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company. Each holder shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If so required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by such holder’s attorney duly authorized in writing.

(ii)As soon as practicable after the Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock or the Company, as applicable, shall (1) issue and deliver to such holder of Series A Preferred Stock, or such holder’s nominees, documentation of the book entry for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and documentation of the book entry of the number (if any) of the Series A Preferred Shares represented by the surrendered certificate that were not converted into Common Stock and (2) pay in cash such amount as provided in Section 5(d)in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(iii)The provisions of Sections 5(c) through 5(e) shall apply to any Mandatory Conversion.

(e)Notwithstanding anything to the contrary in this Certificate of Designation, in the event the Company determines that settlement of a Mandatory Conversion in shares of Common Stock with respect to any Preferred Shares would contravene the Conversion Restriction, unless the Company obtained Requisite Stockholder Approval, the Company will instead settle in cash the applicable shares of Common Stock subject to the Conversion Restriction with the fair market value of such shares of Common Stock that would have been received upon such Mandatory Conversion (with such fair market value per share being the Current Market Price of the Common Stock as of the Conversion Time or, if not applicable, as otherwise determined by the Board acting in good faith). The payment of cash will be made by wire transfer of immediately available funds on the effective date of the Mandatory Conversion for all holders of Preferred Shares.

7.Adjustment of the Series A Conversion Rate.

(a)Adjustments. The Series A Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Series A Conversion Rate if each holder of the Series A Preferred Shares participates, at the same time and upon the same terms as holders of shares of Common Stock and solely as a result of holding Series A Preferred Shares, in any transaction described in this Section 7(a), without having to convert its Series A Preferred Shares, as if it held a number of shares of Common Stock equal to the number of shares of Common Stock into which the Series A Preferred Shares held by such holder are then convertible pursuant to Section 5.

(i)The issuance of shares of Common Stock as a dividend or distribution on all or substantially all of the shares of Common Stock, or a subdivision or combination of shares of Common Stock or a reclassification of shares of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Series A Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

CR0 = the Series A Conversion Rate in effect immediately prior to the open of business on (i) the Ex-Dividend Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

CR1 = the new Series A Conversion Rate in effect immediately after the open of business on (i) the Ex-Dividend Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on (i) the Ex-Dividend Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification

OS1 = the number of shares of Common Stock outstanding immediately after, and solely as a result of, the completion of such event

Any adjustment made pursuant to this clause (i) shall be effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification, as applicable. If any such event is announced or declared but does not occur, the Series A Conversion Rate shall be readjusted, effective as of the date the Company announces that such event shall not occur, to the Series A Conversion Rate that would then be in effect if such event had not been announced or declared.

(ii)The dividend, distribution or other issuance to all or substantially all holders of shares of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholders rights plan (in which event the provisions of Section 7(a)(vi) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the trading date before the date of such dividend, distribution or other issuance is publicly announced (the “Public Announcement Date”) for such issuance, in which event the Series A Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [(OS0 + X) / (OS0 + Y)]

CR0 = the Series A Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend, distribution or issuance

CR1 = the new Series A Conversion Rate in effect immediately following the open of business on the Ex-Dividend Date for such dividend, distribution or issuance

OS0 = the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend, distribution or issuance

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Public Announcement Date for such dividend, distribution or issuance

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders to purchase the shares of Common Stock at a price per share that is less than the Current Market Price as of the Public Announcement Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to this clause (ii) shall become effective immediately following the open of business on the Ex-Dividend Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Series A Conversion Rate shall be readjusted, effective as of the date the Company publicly announces its decision not to issue such rights, options or warrants, to the Series A Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Series A Conversion Rate shall be readjusted to the Series A Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(iii)The distribution by the Company to all or substantially all holders of its shares of Common Stock (other than for cash in lieu of fractional shares), shares of any class of its share capital, evidences of its indebtedness, assets, other property, securities or special cash dividends, but excluding (A) dividends or distributions referred to in Section 7(a)(i) or Section 7(a)(ii) hereof, (B) Distribution Transactions as to which Section 7(a)(iv) shall apply, (C) rights, options or warrants distributed in connection with a shareholder rights plan as to which Section 7(a)(vi) shall apply and (D) distributions of Exchange Property described in Section 7(c) hereof (any of such shares of its share capital, indebtedness, assets, property, securities or special cash dividends that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Series A Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x [SP0 / (SP0 - FMV)]

CR0 = the Series A Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution

CR1 = the new Series A Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution

SP0 = the Current Market Price as of the trading date before the Ex-Dividend Date for such dividend or distribution

FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Ex-Dividend Date for such dividend or distribution; provided that in the event of a dividend or distribution of cash, FMV shall equal the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of its shares of Common Stock; provided further that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Shares on the date the applicable Distributed Property is distributed to holders of shares of Common Stock, but without requiring such holder to convert its Series A Preferred Shares, in respect of each Series A Preferred Share held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Series A Conversion Rate on the Ex-Dividend Date for such dividend or distribution

Any adjustment made pursuant to this clause (iii) shall be effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Series A Conversion Rate shall be readjusted, effective as of the date the Company announces that such dividend or distribution shall not occur, to the Series A Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iv)The Company effects a Distribution Transaction, in which case the Series A Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [(FMV + MP0) / MP0]

CR0 = the Series A Conversion Rate in effect immediately prior to the end of the Valuation Period (as defined below)

CR1 = the new Series A Conversion Rate in effect immediately after the end of the Valuation Period

FMV = the arithmetic average of the Weighted Average Prices for a share of common stock or similar equity interest distributed per share of Common Stock to holders of Common Stock over the first ten (10) consecutive Trading Day period after, and including, the Ex-Dividend Date for the Distribution Transaction (the “Valuation Period”); provided that, if there is no Weighted Average Price of the common stock or similar equity interest distributed to holders of the Common Stock on such Ex-Dividend Date, the Valuation Period shall be the ten (10)

consecutive Trading Day period after, and including, the first Trading Day such Weighted Average Price is available

MP0 = the arithmetic average of the Weighted Average Price per share of Common Stock over the Valuation Period

Such adjustment shall become effective immediately following the close of business on the last Trading Day of the Valuation Period. If an adjustment to the Series A Conversion Rate is required under this Section 7(a)(iv), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 7(a)(iv) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 7(a)(iv). If any Distribution Transaction is declared but not so paid or made, the Series A Conversion Rate shall be immediately decreased, effective as of the date the Board determines not to pay or make such dividend or distribution, to the Series A Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

(v)If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the shares of Common Stock that is subject to the then applicable tender offer rules under the Exchange Act, other than an odd lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Weighted Average Prices of the shares of Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Series A Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [AC + (SP1 x OS1)] / (OS0 x SP1)

CR0 = the Series A Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires

CR1 = the Series A Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires

AC = the aggregate value of all cash and any other consideration (as determined by the Company) paid or payable for shares of Common Stock purchased in such tender or exchange offer

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer)

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer)

SP1 = the average of the Weighted Average Prices of the shares of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires

The adjustment to the Series A Conversion Rate under this Section 7(a)(v) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires. If an adjustment to the Series A Conversion Rate is required under this Section 7(a)(v), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 7(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 7(a)(v). If the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer described in the preceding paragraph but the Company is, or such Subsidiary is, permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Series A Conversion Rate will be decreased to be the Series A Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been effected.

(vi)If the Company has a stockholder rights plan in effect with respect to the shares of Common Stock at any Conversion Time, upon conversion of any of the Series A Preferred Shares, holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such shares of Common Stock, unless, prior to such Conversion Time, the rights have
(A) become exercisable or (B) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Series A Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the shares of Common Stock as described in Section 7(a)(ii) (without giving effect to the forty-five (45) day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 7(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Series A Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 7(a)(i) or 7(a)(iii), as applicable.

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Series A Conversion Rate shall be readjusted to the Series A Conversion

Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.

Notwithstanding anything to the contrary in this 7(a)(vi), no adjustment shall be required to be made to the Series A Conversion Rate with respect to any holder which is, or is an “affiliate” or “associate” of, an “acquiring person” (or analogous term) under such stockholder rights plan or with respect to any direct or indirect transferee of such holder who receives Series A Preferred Shares in such transfer after the time such holder becomes, or its affiliate or associate becomes, an “acquiring person” (or analogous term).

(b)Calculation of Adjustments. All adjustments to the Series A Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Series A Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Series A Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided further that any such adjustment of less than one percent that has not been made will be made upon any conversion.

(c)Reorganization Events.

(i)In the event of:

(A)any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(B)any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(C)any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities;

other than, in each case, any such transaction that constitutes a Deemed Liquidation Event, with respect to which, for the avoidance of doubt, the provisions of Section 4 shall apply (each of which is referred to as a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the holders thereof, remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the

“Exchange Property”) (with anti-dilution and other adjustments that are as nearly equivalent as practicable to the adjustments provided for in this Section 7) that the holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such holder converted its shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Series A Conversion Rate applicable immediately prior to the effective date of the Reorganization Event. If the holders of Common Stock are given an opportunity to make an election with respect to the Exchange Property, then the holders of the Series A Preferred Shares will receive the same notice, time and opportunity to make an election with respect to the Exchange Property as the holders of the Common Stock.

(ii)Successive Reorganization Events. The above provisions of this Section 7(c) shall similarly apply to successive Reorganization Events and the provisions of Section 7(a) shall apply to any shares of Capital Stock received by the holders of the Common Stock in any such Reorganization Event.

(iii)Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the holders of Series A Preferred Shares of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 7(c).

(iv)Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 7(c), and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into Capital Stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(d)When No Adjustment Required.

(i)Except as otherwise provided in this Section 7, the Series A Conversion Rate will not be adjusted for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of shares of Common Stock.

(ii)Except as otherwise provided in this Section 7, the Series A Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(iii)No adjustment to the Series A Conversion Rate will be made:

(A)upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(B)upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or officer benefit or equity incentive arrangement, plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs, including, without limitation, the Company’s 2021 Plan (as defined below) and 2021 Employee Stock Purchase Plan;

(C)except as otherwise provided in this Section 7 upon the issuance of any shares of Common Stock, including pursuant to any option, warrant, right, or exercisable, exchangeable or any shares or securities directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock;

(D)for dividends or distributions declared or paid to holders of shares of Common Stock in which holders of Series A Preferred Shares participate pursuant to Section 3;

(E)for a change in the par value of the Common Stock; or

(F)for a third-party tender offer or exchange offer by any party other than a tender offer or exchange offer by the Company or one or more of the Company’s Subsidiaries as described in Section 7(a)(v).

(e)Successive Adjustments. After an adjustment to the Series A Conversion Rate under this Section 7, any subsequent event requiring an adjustment under this Section 7 shall cause an adjustment to each such Series A Conversion Rate as so adjusted.

(f)Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Series A Conversion Rate pursuant to this Section 7 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 7 is applicable to a single event, the subsection shall be applied that produces the highest adjusted Series A Conversion Rate.

(g)Notice of Adjustments. Whenever the Series A Conversion Rate is adjusted as provided under this Section 7, the Company shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, within 10 Business Days after becoming so aware) compute the adjusted applicable Series A Conversion Rate in accordance with this Section 7 and prepare and transmit to the holders setting forth the applicable Series A Conversion Rate, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based.

8.Voting Rights.

(a)Except as otherwise provided herein or as required by law, holders of Series A Preferred Shares shall be entitled to vote with the holders of shares of Common Stock (and any other class or series that may similarly be entitled to vote with the holders of Common Stock) and not as a separate class, at any annual or special meeting of stockholders of the Company. In the event of any such vote or action by written consent, each holder of Series A Preferred Shares shall be entitled to that number of votes, not to exceed such holder’s Individual Holder Share Cap unless and until the Company shall have obtained the Requisite Stockholder Approval, equal to the whole number of shares of Common Stock into which such holder’s aggregate number of Series A Preferred Shares are convertible (pursuant to Section 5 hereof) (taking into account the Conversion Restriction as applicable) as of the close of business on the record date fixed for such vote or such written consent. Fractional votes by the holders of Series A Preferred Stock shall not be permitted, and any fractional voting rights shall (after aggregating all shares into which Series A Preferred Shares held by each holder could be converted) be rounded down to the nearest whole number. The holders of Series A Preferred Stock shall be entitled to notice of any meeting of stockholders in accordance with the bylaws of the Company (the “Bylaws”).

(b)In addition to any other vote or consent required herein or by law, for so long as any Series A Preferred Shares remain outstanding, the Company shall not, directly or indirectly, by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, without the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred Shares:

(i)create, authorize or issue any additional Series A Preferred Shares, any Parity Securities or Senior Securities or securities exchangeable for or convertible or exercisable into Series A Preferred Shares, Parity Securities or Senior Securities;

(ii)amend this Certificate of Designation or amend, waive or repeal the rights, preferences or privileges of the Series A Preferred Shares;

(iii)amend, waive or repeal any provision of this Certificate of Designation, the Certificate of Incorporation or the Bylaws so as to adversely affect the rights, preferences, or privileges of the Series A Preferred Stock (it being understood that the authorization or issuance of Junior Securities shall be deemed not to adversely affect the rights, preferences or privileges of the Series A Preferred Stock);

(iv)increase or decrease (other than by conversion or redemption in accordance with the terms hereof) the authorized number of Series A Preferred Shares;

(v)exchange, reclassify or cancel the Series A Preferred Shares, except as explicitly contemplated by this Certificate of Designation;

(vi)declare or pay, or take any action resulting in the payment or declaration of, any dividend on, make any distribution to, or repurchase any shares of Common Stock or other Junior Securities other than: (x) a dividend payable solely in shares of Common Stock or other Junior Securities or (y) any redemption or acquisition of shares of Common Stock in connection with (1) the repurchase or withholding of shares of Common Stock upon vesting, exercise or settlement or equity awards granted pursuant to the Company’s equity incentive programs approved by the Board; or (2) the repurchase of shares of Common Stock held by employees, officers, directors or consultants of the Company in connection with the termination of their employment or services pursuant to agreements or arrangements approved by the Board;

(vii)incur any Indebtedness other than Permitted Indebtedness; or

(viii)create, adopt, amend, terminate or repeal any equity (or equity- linked) compensation or incentive plan or increase the amount or number of equity securities reserved for issuance thereunder if the New York Stock Exchange would require stockholder approval of such action; provided that the Company’s 2021 Incentive Award Plan (as it exists on the Series A Original Issue Date) (the “2021 Plan”) and any automatic annual increases pursuant to the 2021 Plan shall not require approval under this clause 8(b)(viii).

(c)In addition to any vote or consent required by applicable law, this Certificate of Designation may only be amended, waived or modified by the prior affirmative vote or written consent of holders of at least a majority of the outstanding Series A Preferred Shares and any provision may be to the contrary, in addition to any vote required by applicable law.

(d)Each holder of Series A Preferred Shares shall be entitled to receive the same prior notice of any stockholders meeting as is provided to the holders of shares of Common Stock in accordance with the Bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the holders of Series A Preferred Shares, in which case the holders of Series A Preferred Shares only shall vote as a separate class, or those matters required by law to be submitted to a class vote of solely the holders of Common Stock, in which case such holders only shall vote as a separate class. In addition, notwithstanding any provisions to the contrary in the Certificate of Incorporation or Bylaws, the holders of Series A Preferred Shares may act by written consent with respect to Section 8(b).

9.Transfers; Certain Tax Matters.

(a)The Series A Preferred Shares shall be transferable by the holder thereof from time to time subject to any applicable legends or legal restrictions arising under applicable law; provided, that, notwithstanding anything herein to the contrary, the transferee that has received the Warrant pursuant to such transfer shall provide the Company with a properly completed IRS Form W-8 or W-9, as applicable (and any applicable successor form reasonably requested by the Company) upon such transfer. The Company will not impose any service charge on any holder for any transfer, conversion, redemption or exchange of any Series A Preferred Shares, but the Company may require payment of a sum sufficient to cover the amount of any stock transfer, documentary, stamp and similar taxes or similar governmental charges that may be imposed in connection with any transfer of Series A Preferred Shares, except in connection with the original issuance of the Series A Preferred Shares or pursuant to Section 9(b) below.

(b)The Company shall pay any and all issuance, delivery and transfer taxes in respect of the issuance or delivery of shares of Common Stock on conversion of the Series A Preferred Shares pursuant hereto. The Company shall not, however, be required to pay any tax in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the Series A Preferred Shares so converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance or delivery has paid to the Company the amount of any such tax or has established to the Company’s satisfaction that such tax has been paid.

10.No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

11.Certain Definitions. As used herein, the following terms will have the following meanings.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York, New York generally are open for use by customers on such day.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“close of business” shall mean 5:00 p.m., New York City time, on any applicable Business Day.

“Contingent Obligation” is, for any Person, any direct or indirect liability of that Person for (a) any direct or indirect guaranty by such Person of any indebtedness, lease, dividend, letter of credit, credit card or other obligation of another, (b) any other obligation endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (c) any obligations for undrawn letters of credit for the account of that Person; and (d) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent

Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Current Market Price” means, on any determination date, (i) if the shares of Common Stock are then listed and traded on a national securities exchange, the closing price on the applicable determination date as reported by the principal national securities exchange on which such shares are listed and traded and (ii) if such shares are not then listed and traded on a national securities exchange, the fair market value per share of Common Stock as determined by the Board in good faith.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part or (d) provides for the scheduled payments of dividends in cash. Notwithstanding the preceding sentence, any Capital Stock issued pursuant to any plan for the benefit of, or by any such plan to, any director, employee or service provider to the Company or any of its Subsidiaries, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof pursuant to an agreement approved by the Board.

“Distribution Transaction” means any transaction by which a Subsidiary of the Company ceases to be a Subsidiary of the Company by reason of the distribution of such Subsidiary’s equity securities to holders of the Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, share dividend, share distribution, rights offering or similar transaction, which equity securities are, or when issued, will be, listed or admitted for trading on a U.S. national securities exchange.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the shares of Common Stock, the first date on which such shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant share exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the shares of Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” with respect to the value of a security or other property or asset shall mean:

(i)if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) day period ending three (3) days prior to the closing of the transaction giving rise to such distribution;

(ii)if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) day period ending three (3) days prior to the closing of the transaction giving rise to such distribution; and

(iii)if there is no active public market, the value shall be the fair market value thereof, as determined by the Board acting in good faith.

“Fundamental Change” means: (1) a merger, reorganization, consolidation or other business combination of the Company with or into any other corporation or corporations or other business entity or entities (unless the stockholders of the Company immediately prior to such merger, reorganization or consolidation hold immediately after such merger, reorganization or consolidation at least 50% of the Total Voting Power of the surviving corporation or business entity (or if the surviving or resulting corporation is a Wholly Owned Subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation)); or (2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, except where such sale, conveyance, exchange or transfer is to one or more Wholly Owned Subsidiaries of the Company.

“Indebtedness” means:

(a)indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit;

(b)obligations evidenced by notes, bonds, debentures, loans or similar instruments;

(c)capital lease obligations to the extent recorded as a liability on a balance sheet prepared in accordance with GAAP;

(d)Disqualified Capital Stock;

(e)the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(f)Contingent Obligations;

(g)other short- and long-term obligations under debt agreements, lines of credit and extensions of credit; and

(h)any guarantee of any of the foregoing.

The principal amount of any Indebtedness shall be deemed to the stated principal or face amount as such amount may be increased through payment-in-kind interest, redemption or “make whole” premiums (with any potential future increases assumed to have occurred at the time of the initial incurrence of such Indebtedness in the calculation of such principal or face amount).

“Individual Holder Share Cap” means, with respect to any individual holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such holder, of Series A Preferred Stock, a number of shares of Common Stock of the Company beneficially owned by such holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such holder, equal to 29.99%. For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act, provided that all outstanding Preferred Shares and all of the shares of Common Stock underlying such Preferred Shares shall be deemed to be outstanding for such calculation (but only up to the Individual Holder Share Cap) and no unexercised rights, options, warrants or conversion privileges to acquire shares of Common Stock shall be included. So long as the Individual Holder Share Cap is applicable pursuant to the provisions of this Certificate of Designation, the Individual Holder Share Cap shall be interpreted to restrict the exercise of voting rights or conversion rights hereunder solely to the extent that such holder of Preferred Shares (collectively with other “persons” or “groups” under 13(d)(3) of the Exchange) would be able to exercise more than 29.99% of the total voting power of the capital stock of the Company or hold or beneficially own more than 29.99% of the number of outstanding shares of Common Stock of the Company as of the applicable record date, voting date or conversion date.

“Market Disruption Event” means, with respect to the Common Stock or any other security of the Company, (i) a failure by the principal exchange or market on which the Common Stock or such security, as applicable, is so listed or quoted to open for trading during its regular trading session or (ii) the occurrence or existence for more than one-half hour period in the aggregate on any Scheduled Trading Day for Common Stock or such other security of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the principal exchange or market on which the Common Stock or such security, as applicable, is so listed or quoted or otherwise) of the Common Stock or such other security or in any options contracts or future contracts relating to the Common Stock or such other security, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such day.

“Permitted Indebtedness” means:

(i)Indebtedness existing on the Series A Original Issue Date (other than Indebtedness that qualifies as “Permitted Indebtedness” pursuant to clause (iv) below);

(ii)Indebtedness of the Company or any Wholly Owned Subsidiary of the Company owing to the company or any Wholly Owned Subsidiary of the Company;

(iii)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(iv)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(v)Indebtedness pursuant to the Revolving Line (as defined in the SVB Loan Agreement as in effect as of the Series A Original Issue Date);

(vi)extensions, exchanges, replacements, renewals, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (v) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more materially burdensome terms (when taken as a whole) upon the Company or its Subsidiaries (plus any premium, accrued interest, and fees and expenses incurred in connection with such extension, exchange, replacement, renewal, refinancing, modification, amendment or restatement) plus (without duplication) an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder, as the case may be;

(vii)Indebtedness that, together with all Indebtedness that does not qualify for any preceding clause of this definition of Permitted Indebtedness, has an aggregate principal amount not in excess of $11,000,000.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Requisite Stockholder Approval” means the stockholder approval contemplated by NYSE Listing Standard Rule 312.07 with respect to the voting of the Preferred Shares or issuance of shares of Common Stock upon conversion of the Series A Preferred Stock in each case in excess of the limitations imposed by NYSE Listing Standard Rule 312.03; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of The New York Stock Exchange, such stockholder approval is no longer required for the Company to settle all conversions of the Series A Preferred Stock in shares of Common Stock without regard to any Individual Holder Share Cap or for the Preferred Shares to be voted in excess of the Individual Holder Share Cap, as applicable.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal exchange or market on which the Common Stock or such security of the Company, as applicable, is so listed or quoted. If the Common Stock is not listed on any U.S. national securities exchange, then Scheduled Trading Day shall be deemed to mean a Business Day.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Conversion Rate” shall initially be 2,040.8163 shares of Common Stock per Series A Preferred Share. The Series A Conversion Rate is subject to adjustment from time to time pursuant to Section 7.

“Series A Liquidation Preference” shall mean the Series A Original Issue Price. “Series A Original Issue Date” shall mean February 17, 2023.
“Series A Original Issue Price” means $1,000.00 per share.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“SVB Loan Agreement” means the Company’s Third Amended and Restated Loan and Security Agreement, dated as of November 23, 2022, as in effect as of the Series A Original Issue Date.

“Total Voting Power” means the aggregate number of votes which may be cast by holders of outstanding Voting Securities, calculated on an as-if converted basis in the case of securities that become Voting Securities only upon exercise or conversion thereof.

“Trading Day” means a day on which (i) there is no Market Disruption Event, (ii) trading in the Common Stock generally occurs on the principal exchange or market on which the Common Stock or such security, as applicable, is so listed or quoted, and (iii) the Current Market Price for the Common Stock is available on such securities exchange or market; provided that if the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

“Voting Securities” means all securities of the Company entitled, in the ordinary course, to vote in the election of directors of the Company.

“Weighted Average Price” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “OWLT <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock) on such Trading Day reasonably determined, using a volume- weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company. The Weighted Average Price shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%.”

12.General Provisions.

(a)All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by e-mail, facsimile or first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book- entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

(b)Any Series A Preferred Shares which are converted, repurchased or redeemed shall be automatically and immediately retired and shall not be reissued, sold or transferred.

(c)Any waiver by the Company or a holder of Series A Preferred Shares of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other holders. The failure of the Company or a holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Company or a holder must be in writing.

(d)Without limiting the generality of Sections 4(c), 6 and 8(b), in determining whether the holders of the required number of Series A Preferred Shares have concurred in any approval, direction, waiver or consent, Series A Preferred Shares owned by the Company or any of its Subsidiaries will be deemed not to be outstanding.

(e)In the event any Series A Preferred Shares shall be converted, redeemed, repurchased or otherwise acquired by the Company or any of its Subsidiaries or is otherwise no longer outstanding, such shares shall be canceled and shall not be reissued by the Company. Upon the receipt of instructions to convert Series A Preferred Shares under Section 5 (or in the case of any certificated shares, surrender of certificates representing Series A Preferred Shares) or following the Conversion Time or Redemption Time pursuant to a Mandatory Exit Event, such shares shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares shall immediately terminate except the rights to receive shares of Common Stock, the Series A Redemption Price and all other amounts payable pursuant to this Certificate of Designation, as applicable.

(f)If any term of the Series A Preferred Stock (or part thereof) set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms (or parts thereof) set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein (or parts thereof) set forth will be deemed dependent upon any other such term unless so expressed herein.

(g)The headings of the sections of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed this 17th day of February, 2023.

OWLET, INC.

By:     /s/ Albert Li     Name:    Albert Li
Title:    Chief Legal Officer and Secretary

[Signature Page to Certificate of Designation]